                                                                                                                                Execution Copy

STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 24, 2003, is by and between Barrister Global Services Network, Inc., a Delaware corporation having its business address at 186 Exchange Street, Buffalo, New York 14204 (the "Company"), and John S. Bowers, III, an individual whose business address is 121 Brookhollow Esplanade, New Orleans, Louisiana 70123 (the "Purchaser" and with the Company, the "Parties" and each individually a "Party").

BACKGROUND

            A.    The Company, Advantage Innovation, Inc., a Louisiana corporation ("Advantage"), and the then shareholders of Advantage, including the Purchaser (collectively, the "Advantage Shareholders"), entered into a stock purchase agreement, dated July 15, 2002, as amended by these parties effective January 1, 2003, pursuant to which the Company purchased all of the issued and outstanding shares of stock of Advantage (as amended, the "Advantage Agreement").

            B.    Pursuant to the terms of the Advantage Agreement, the Company is required to make certain installment payments to the Purchaser and to the other Advantage Shareholders (the "Installment Payments"). The final Installment Payment in the amount of $1,250,000 is due on July 31, 2004 (the "Final Installment Payment"). Of this amount, and pursuant to the terms of a separate agreement among the Advantage Shareholders, $950,000 is due and owing from the Company to the Purchaser, Jared M. Bowers and Allen J. Shelton (the "Final Purchaser Installment Payment"), and $300,000 is due and owing from the Company to Albert B. Petrie, Jr. and Frank A. Petrie ("Final Petrie Installment Payment"). Prior to the execution of this Agreement, Jared M. Bowers and Allen J. Shelton have assigned their rights in and to the Final Purchaser Installment Payment to the Purchaser.

            C.    The Board of Directors of the Company (the "Board") has formed a special committee to investigate strategic alternatives available to the Company given its weakening financial condition and business prospects. The members of the special committee, all of whom are independent, are Joseph A. Alutto, Franklyn S. Barry, Jr., and Warren E. Emblidge, Jr. With the assistance of its legal and financial advisors, the committee has investigated several such alternatives, including a possible sale of all or some of the Company, and has concluded that the transactions contemplated by this Agreement offer the best alternative available to the Company's stockholders under the circumstances to increase stockholder value.

            D.    Accordingly, the Company desires to sell 3,601,250 shares of the Company's common stock, $0.24 par value per share (the "Purchased Common Stock"), and 85,700 shares of the Company's Series A Convertible Preferred Stock, $1.00 par value per share (the "Purchased Preferred Stock"), to the Purchaser in full satisfaction of the Final Purchaser Installment Payment and in consideration of the advantages to the Company and its stockholders of the transactions contemplated by this Agreement, and the Purchaser desires to consummate such transaction, upon the terms and conditions of this Agreement.

            E.    As of the Closing (as hereafter defined) the Purchased Preferred Stock will have voting and economic rights equivalent to, and will thereafter be convertible into, that number of shares of the Company's common stock, $0.24 par value per share (the "Common Stock") representing, when added to the Purchased Common Stock, 50.5% of the outstanding shares of Common Stock on a fully diluted basis.

            F.    Effective as of and subject to the Closing, Albert B. Petrie, Jr. and Frank A. Petrie (the "Petries") have agreed to modify the terms of the Final Petrie Installment Payment. In addition, effective as of and subject to the Closing, JSB Interests, LLC, a Louisiana limited liability company wholly-owned and controlled by the Purchaser ("JSB Interests") has agreed to provide receivables financing to the Company pursuant to the receivables financing agreement by and between JSB Interests and the Company dated the date hereof.

            G.    In addition to reliance on the other representations, warranties and covenants of the Company contained herein, the Purchaser in determining to enter into and consummate the transactions contemplated by this Agreement has relied on (a) the Company's representations that, effective December 30, 2003, the Common Stock will cease to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that its obligation to file reports pursuant to Section 15(d) of the Exchange Act was suspended as of October 7, 2003 and (b) the Company's obligation, contained herein and in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the "Certificate of Designations"), to use its best efforts to permit the Purchased Preferred Stock to be converted into Common Stock at such time subsequent to the Closing that the Purchaser deems such conversion to be appropriate.]

            H.    The special committee retained Valuemetrics Advisors, Inc. to prepare a fairness report and opinion on the transactions contemplated by this Agreement. The Board and the special committee have received the opinion of Valuemetrics Advisors, Inc., dated the date of this Agreement, attached as Exhibit A hereto, that the issuance and sale of the Purchased Preferred Stock and Purchased Common Stock to the Purchaser pursuant to the terms of this Agreement is fair to the Company and its stockholders from a financial point of view (the "Fairness Opinion").

            I.    The special committee and the Board have unanimously approved the transactions contemplated by this Agreement, including, but not limited to, the Certificate of Designations in the form attached hereto as Exhibit B, and the issuance and sale of the Purchased Preferred Stock and Purchased Common Stock. The special committee and the Board have also determined that the receivables financing transaction between the Company and the Purchaser is fair to the Company.

            NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE I.

PURCHASE, SALE AND CLOSING

            1.01.    Filing of Certificate of Designations. The Company will file the Certificate of Designations with the Secretary of the State of Delaware on or before the Closing.

            1.02.    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing the Purchaser will purchase the Purchased Common Stock and the Purchased Preferred Stock, and the Company will sell and issue the Purchased Common Stock and the Purchased Preferred Stock to the Purchaser (the Purchased Common Stock and the Purchased Preferred Stock being collectively referred to in this Agreement as the "Purchased Shares").

            1.03.    Purchase Price; Release. The Parties agree that the Company will issue and sell the Purchased Shares to the Purchaser in full satisfaction of the Final Purchaser Installment Payment. The Parties agree that, effective upon the issuance of the Purchased Shares to the Purchaser and the satisfaction of the other terms and conditions of this Agreement, and without further action or written agreement of the Parties, (a) the Final Purchaser Installment Payment will be deemed paid in full and (b) the Purchaser will, for and in consideration of the sale of the Purchased Shares, remise, release and forever discharge the Company, its subsidiaries, affiliates, officers, agents, employees, successors and assigns, and the Company will, for and in consideration of the discharge of the Final Purchaser Installment Payment, remise, release and forever discharge the Purchaser and his affiliates, agents, successors and assigns, of and from all causes of action, suits, damages, judgments, claims and demands whatsoever, in law or in equity, which the Company or the Purchaser, as the case may be, ever had, now has or can, will or may have against each other that arise out of or relate to the Final Purchaser Installment Payment.

            1.04.    Closing. The closing of the transactions described in this Agreement (the "Closing") will take place at the offices of the Company's counsel, Hodgson Russ LLP, One M&T Plaza, Buffalo, New York 14203, at 10:00 a.m., New York time, on December 15, 2003, or at such other time and place as the Parties may agree (the "Closing Date"). At the Closing, the Company will deliver to the Purchaser certificates registered in the Purchaser's name, or in such nominee's name as may be designated by the Purchaser, evidencing the Purchased Shares.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Purchaser as follows as of the date of this Agreement:

            2.01.    Organization and Good Standing. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and to execute, deliver and perform this Agreement. Except as set forth on Schedule 2.01, the Company is duly qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" on or with respect to the Company means a material adverse effect with respect to (a) the businesses, operations, assets (including licenses, franchises and other intangible assets) or financial condition, results of operations, cash flows or prospects of the Company, taken as a whole, except where such effect results from changes in prevailing interest rates or interest rate spreads or changes in the prevailing economic or market conditions having a similar effect on the Company's industry generally or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

            2.02.    Authorized Capital Stock; Record Holders. As of the date hereof, the authorized capital stock of the Company consists solely of: (a) 20,000,000 shares of Common Stock, of which, as of the date hereof, 11,856,235 shares were validly issued and outstanding, fully paid and non-assessable and (b) 2,000,000 shares of preferred stock, $1.00 par value per share, of which, as of the date hereof, no such shares were issued and outstanding (the "Preferred Stock"). As of the date hereof, (i) options and warrants to acquire 741,200 shares of Common Stock were outstanding, the holders of which and their respective holdings, are set forth on Schedule 2.02 and (ii) no other securities or instruments convertible into, or exchangeable, exercisable or redeemable for, shares of Common Stock or Preferred Stock were outstanding. Except for the outstanding options and warrants to purchase Common Stock set forth on Schedule 2.02 and this Agreement, there are no agreements or understandings to which the Company is a party providing for, directly or indirectly, the issuance, sale or transfer of Common Stock, Preferred Stock, or any securities or instruments convertible into, or exchangeable, exercisable or redeemable for, shares of Common Stock or Preferred Stock. Upon the Closing, the Purchased Shares will represent 50.5% of the then-outstanding voting power of, and then-economic interest in, the Company on a fully diluted basis.

            2.03.    Purchased Shares. Upon the Closing, the Purchaser will own the Purchased Shares free of any lien, encumbrance, or claim, and subject to no restrictions with respect to transferability, other than restrictions generally applicable under federal or state securities laws. Upon their issuance, the Purchased Shares will be validly issued, fully paid and nonassessable shares of the Company.

            2.04.    Subsidiaries. Except for Barrister Advantage Services LLC, a wholly-owned subsidiary of the Company (the "Subsidiary"), the Company has no subsidiaries or equity investments, and is not a participant in any joint ventures or a party to any partnership agreement, limited liability company operating agreement, joint venture or other similar agreements with any other Person (as hereafter defined). The Subsidiary has no operations or assets, and has no liabilities or obligations of any nature, whether absolute, accrued, contingent, known, matured, unmatured or otherwise, except for such liabilities or obligations arising, or relating to a period, prior to the consummation of the Advantage Agreement.

            2.05.     Due Execution, Delivery and Performance. The Company's execution, delivery and performance of this Agreement and the Company's issuance of the Purchased Shares (a) have been unanimously approved by the Board and the special committee of the Board, (b) will not violate or conflict with any law or the Certificate of Incorporation or By-laws of the Company or any provision of any indenture, mortgage, lease, agreement, contract or other instrument to which the Company is a party or by which the Company or any of its properties or assets is bound, or result in a breach of or constitute (upon notice or lapse of time or both) a default under, or result in the acceleration of performance required under, any such indenture, mortgage, lease, agreement, contract or other instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any nature whatsoever, upon any properties or assets of the Company and (c) will not require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any domestic or foreign court, administrative agency or commission or other governmental or regulatory body, agency, authority or tribunal (each a "Governmental Entity"). The Company's execution, delivery and performance of this Agreement, the resulting change in control of the Company, and the Company's issuance of the Purchased Shares will not (i) require on the part of the Company any such filings or the obtaining of any such permits, authorizations, consents or approvals in order for the Company to carry on its business after the Closing in substantially the same manner as prior to the Closing or (ii) trigger any change of control, anti-dilution or similar provision under any agreement to which the Company is a party or to which the Company is bound (including, but not limited to, any employment, severance, change of control or similar agreement) that would require the Company to make payments or distributions of cash or property, issue additional securities or incur additional obligations. Upon its execution and delivery, and assuming the valid execution of this Agreement by the Purchaser, this Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            2.06.    SEC Filings. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, since the Company has been required to file such documents (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (a) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (b) did not, at the time it was filed, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

            2.07.    No Brokers or Finders. Except for certain rights which may exist in favor of Talmage Capital, LLC, the Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions, or other similar payment with respect to the transactions contemplated by this Agreement.

            2.08.    Tax Matters. The Company has timely filed (or has filed valid extensions to file) all federal, state, local and foreign tax returns required to have been filed by the Company with respect to its business or assets (taking into account applicable extensions) and such tax returns are true, correct and complete in all material respects. All material taxes, whether or not shown on any such tax return, required to have been paid by the Company have been timely paid (except those contested by the Company in good faith) and the Company has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or other third party.

            2.09.    Title to Property and Assets; Leases. Except (a) as reflected in the Company SEC Documents, (b) for liens for current taxes not yet delinquent, (c) for liens imposed by law and incurred in the Ordinary Course of Business (as defined below) for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (d) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation or (e) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company has good and marketable title to its property and assets free and clear of all mortgages, liens, claims and encumbrances, except for any claim against certain assets of the Company that the Advantage Shareholders may have under the terms of the Advantage Agreement upon a default by the Company in making the Final Installment Payment. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the Knowledge of the Company (as defined below), holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (a)-(e) above and except for liens granted to the lessor under the financing leases set forth on Schedule 2.09(a). For purposes of this Agreement, "Ordinary Course of Business" means in the ordinary course of the Company's business consistent with past practice, and "Knowledge of the Company" means the actual knowledge of the current officers and directors of the Company named on Schedule 2.09(b).

            2.10.    Registration Rights; Voting Rights; Rights Plan. The Company is not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued. To the Knowledge of the Company, except as contemplated in the voting agreements by and between the Purchaser and certain stockholders of the Company, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company. There are no rights plans, "poison pills," or similar agreements, understandings or arrangements in effect as of the date hereof providing for the issuance of equity or other securities of the Company to the holders of Common Stock upon either a change in control of the Company or the acquisition by any Person of a specified percentage of the then-outstanding Common Stock.

            2.11.    Intellectual Property.

                        (a)    The Company owns, licenses or otherwise has the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, any applications for patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material, if any, material to the operation of its business as presently conducted (collectively, the "Intellectual Property"). No individual, corporation, association, partnership, joint venture, organization, trust, estate, Governmental Entity or other entity (each a "Person") has any rights to any of the Intellectual Property and, to the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Intellectual Property.

                        (b)    To the Knowledge of the Company, (i) the business, operations and activities of the Company as presently conducted do not infringe or violate or constitute a misappropriation of any intellectual property rights of any other Person and (ii) the Company has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

            2.12.    Licenses and Authorizations.

                        (a)    Except as set forth on Schedule 2.01, the Company holds all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity that are required for the conduct of the Company's business as currently being conducted (collectively, the "Company Authorizations").

                        (b)    The Company Authorizations are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and the Company has operated in compliance in all material respects with all terms thereof or any renewals thereof applicable to it. To the Knowledge of the Company, there is not pending any application, petition, objection or other pleading with any Governmental Entity which questions the validity of, or contests, any Company Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Company Authorization.

            2.13.    Litigation and Legal Compliance. Except as set forth on Schedule 2.13, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened before any Governmental Entity, against the Company or its properties, assets or business and, to the Knowledge of the Company, there is no basis for any such action, suit, proceeding or investigation. The Company's business is being conducted in compliance in all material respects with all applicable laws of any Governmental Entity that (a) affects or relates to this Agreement or the transactions contemplated by this Agreement or (b) is applicable to the Company's business.

            2.14.    Labor Matters and Agreements. There are no collective bargaining agreements to which the Company is a party. The Company has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Knowledge of the Company, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the Knowledge of the Company, there is no reasonable basis to believe that the Company will be subject to any labor strike or other organized work force disturbance following the Closing. Except for the employment agreements described on Schedule 2.14, the employment of each officer and employee of the Company is terminable at the will of the Company.

            2.15.    Employee Benefits.

                        (a)    Schedule 2.15(a) summarizes the benefits received by employees of the Company including each "employee pension benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended to date ("ERISA"), including any "multiemployer plan," as defined in Section 3(37) of ERISA, (the "Pension Plans") and each "employee welfare benefit plan," as defined in Section 3(1) of ERISA (the "Welfare Plans"), that, in either case, are maintained, administered or contributed to by the Company, or which cover any employee or former employee of the Company. Collectively, the Pension Plans and the Welfare Plans are referred to as the "Employee Plans." Except as otherwise identified on Schedule 2.15(a) and on Schedule 2.15(j), (i) no Employee Plan or Benefit Arrangement (as defined below) is maintained, administered or contributed to by any entity other than the Company and (ii) no Employee Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Plan.

                        (b)    The Company has delivered or made available to the Purchaser true and complete copies of (i) the Employee Plans (and related trust agreements and other funding arrangements, if any, and adoption agreements, if any) and (ii) any amendments to the Employee Plans.

                        (c)    Each Employee Plan has been maintained in compliance in all material respects with its term and the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended to date (the "Code"), which are applicable to such Employee Plan.

                        (d)    The Company has received no service or other written notice of, and to the Knowledge of the Company, there are no threatened claims, suits or other proceedings by any employees, former employees or plan participants or the actual or alleged beneficiaries, spouses or representatives of any of them, against any Employee Plan, the assets held thereunder, the trustee of any such assets, or the Company relating to any of the Employee Plans, any other employee benefit plans, contracts or arrangements, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, the Company has received no service or other written notice of, and to the Knowledge of the Company, there are no threatened suits, investigations or other proceedings by any Governmental Entity of or against any Employee Plan, the trustee of any assets held thereunder, or the Company relating to any of the Employee Plans or any other employee benefit plans, contracts or arrangements. If the Company learns or is notified that any of the actions described in this subsection are initiated prior to the Closing Date, the Company will notify the Purchaser of such action prior to the Closing.

                        (e)    No liability has been incurred by the Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Company within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for any tax, penalty or other liability with respect to any Employee Plan and, to the Knowledge of the Company, such Employee Plans do not expect to incur any such liability prior to the Closing. The Company, for all periods ending on or prior to the date of this Agreement, has administered, and between the date of this Agreement and the Closing, will administer each Employee Plan in compliance in all material respects with the reporting, disclosure, fiduciary and all other requirements applicable thereto under ERISA, the Code or any other applicable law.

                        (f)    The Company has not engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA with respect to any Employee Plans, and will not so engage, act or fail to act prior to the Closing. The Company has not engaged in any "prohibited transaction" within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code with respect to any Employee Plan. Furthermore, to the Knowledge of the Company, no other "party in interest," as defined in Section 3(14) of ERISA, or "disqualified person," as defined in Section 4975(e)(2) of the Code, has engaged in any such "prohibited transaction."

                        (g)    No Employee Plan provides benefits, including, without limitation, death, disability or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the financial statements of the Company or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

                        (h)    The Welfare Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder ("COBRA")) have complied in all material respects at all times, and will continue to comply in all material respects through the Closing, with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The Company, or its agents who administer any of the Welfare Plans, have complied in all material respects at all times and will continue to comply in all material respects through the Closing, with the notification and written notice requirements of COBRA. The Company has received no service or other written notice of, and to the Knowledge of the Company, there are no threatened claims, suits or other proceedings by any employee, former employee, participants or by the beneficiary, dependent or representative of any such Person, involving the failure of any Welfare Plan or of other group health plan ever maintained by the Company to comply with the health care continuation coverage requirements of COBRA.

                        (i)    The Company and its ERISA Affiliates have not been, nor will they become through the Closing, liable to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

                        (j)    Schedule 2.15(j) contains a list identifying each employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty (30) days without liability to the Company), and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by the Company and (iii) covers any employee or former employee of the Company. Such contracts, plans and arrangements are referred to collectively as the "Benefit Arrangements". True and complete copies or descriptions of the Benefit Arrangements have been delivered or made available to the Purchaser. Each Benefit Arrangement has been maintained in substantial compliance with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

                        (k)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of expense incurred in respect of such Employee Plan or Benefit Arrangement for the most recent plan year with respect to Employee Plans or the most recent fiscal year with respect to Benefit Arrangements.

                        (l)    There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or in aggregate, could give rise to the payment by the Company, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

            2.16.    Environmental Matters. The Company is in compliance with all Environmental Laws (as hereafter defined). There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, written notice of investigation or inquiry or written information request by any Governmental Entity relating to any Environmental Law involving the Company or its assets and properties. For purposes of this Agreement, "Environmental Law" means any order, writ, injunction, decree, statute, rule, regulation, notice, law or ordinance in effect as of the date of this Agreement relating to the generation, production, use, storage, treatment, transportation or disposal of any wastes, substances or materials that are defined or listed by a Governmental Entity as hazardous, toxic, pollutants or contaminants.

            2.17.    Insurance. (a) The insurance policies currently maintained with respect to the Company, to the Knowledge of the Company, are in amounts and provide coverage that is reasonable and customary for Persons in similar businesses or for similar property, (b) all such policies are in full force and effect, (c) the Company is not in default, whether as to the payment of premium or otherwise, under any such policy, (d) no cancellation or non-renewal will result under any such policies as a result of the consummation of the transactions contemplated by this Agreement, except under the Company's directors' and officers' liability insurance policy pursuant to the terms of which the Company is required to give the insurer thirty days written notice of the Closing and, upon such written notice, the insurer will have the option of continuing such policy or offering tail coverage and (e) no notices of cancellation or indication of an intention not to renew any insurance policy has been received by the Company.

            2.18.    Exclusion for Advantage Agreement Matters. The Parties acknowledge and agree that with respect to the representations and warranties made by the Company in this Agreement, such representations and warranties will not be deemed breached if such breach arises from any fact or information that was the subject of, or revealed or disclosed in response to, a representation or warranty made to the Company by Advantage and/or the Advantage Shareholders in the Advantage Agreement.

            2.19.    Material Contracts. Except as listed on Schedule 2.19 and except for any agreement, contract, obligation, promise or undertaking (each a "Contract") required to be disclosed in another schedule to this Agreement, the Company is not a party to any Contract which:

                        (a)    involves performance of services or the delivery of goods to the Company of an amount or value in excess of $100,000;

                        (b)    was not entered into in the Ordinary Course of Business and that involves expenditures or receipt by the Company of an amount or value in excess of $100,000;

                        (c)    is for capital expenditures in excess of $50,000;

                        (d)    is a guaranty, warranty or similar undertaking by the Company;

                        (e)    is a power of attorney;

                        (f)    restricts or purports to restrict the business of the Company in connection with the manufacture or sale of any product or the provision of any service in any geographic territory; or

                        (g)    involves a licensing arrangement with respect to trademarks, patents, copyrights or other intellectual property.

                        Except as set forth on Schedule 2.19, the Company is not in default as of the date hereof under, pursuant to, or with respect to any Contract that is disclosed on Schedule 2.19, required to be disclosed on Schedule 2.19, or required to be disclosed on another schedule to this Agreement.

            2.20.    Absence of Certain Changes. Except as set forth on Schedule 2.20, since September 30, 2003, there has not been:

(a)    any damage, destruction or loss in excess of $10,000, whether covered by insurance or not, affecting the assets or properties of the Company;

(b)    any declaration or payment or setting aside full payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company, or any issuance of shares of capital stock of the Company or securities or other instruments convertible into, or exchangeable, exercisable or redeemable for, shares of capital stock of the Company;

(c)    any increase in the compensation or granting of bonuses payable or to become payable by the Company to any officer or employee except in the Ordinary Course of Business;

(d)    except in the Ordinary Course of Business, any sale or transfer by the Company of any tangible personal property, intellectual property or real property, any mortgage or pledge or creation of any encumbrance relating to any such property, any lease of real property or equipment or any cancellation of any debt or claim;

(e)    any other transaction not in the Ordinary Course of Business or not otherwise consistent with the past practices of the Company;

(f)    any change in accounting methods or principles of the Company;

(g)    any amendment to the organizational documents of the Company; or

(h)    any agreement, whether oral or written, to do any of the foregoing.

2.21.    Corporate Records. The minute books of the Company are accurate in all material respects and contain a complete and accurate record of all meetings and actions of shareholders and directors and of any executive committee or other committee of the shareholders or board of directors and there are no other records of any other corporate proceedings. To the Knowledge of the Company, the stock record book of the Company maintained by the Company's transfer agent is complete and accurate in all material respects and contains a complete and accurate record of all share transactions for the Company from the date of its incorporation. The minute books of the Subsidiary are accurate in all material respects and contain a complete and accurate record of all meetings and actions of the manager or the members and there are no other records of any other proceedings. True and complete copies of the business records, the minute book and stock record book of the Company and the Subsidiary have been made available for review by the Purchaser.

2.22.    Accounts Receivable. All accounts receivable of the Company that are reflected on the accounting records of the Company are recorded in accordance with GAAP, represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Set forth on Schedule 2.22 is an analysis of the accounts receivable of the Company as of September 30, 2003, which includes reserves taken against such receivables consistent with GAAP and with past practice. Other than as set forth on Schedule 2.22, there is no contest, claim, or right of set-off of a material nature which has been asserted by any account debtor, other than warranty obligations consisting solely of the Company's standard 30 day warranty on work performed by its employees or agents during customer service calls.

2.23.    Termination of SEC Obligations. The Company filed a Form 15 with the SEC on October 1, 2003, as amended on October 7, 2003, to terminate the registration of the Common Stock under Section 12 of the Exchange Act. As a result of such filings, the termination of the registration of the Common Stock under Section 12 of the Exchange Act will become effective on December 30, 2003, and the Company's obligations to file reports pursuant to Section 15(d) of the Exchange Act was suspended effective as of October 7, 2003.

2.24.    Fairness Opinion. The copy of the Fairness Opinion attached as Exhibit A hereto is a true, complete and correct copy of such opinion as delivered to the special committee of the Board by Valuemetrics Advisors, Inc., and such opinion has not been withdrawn, modified or otherwise amended as of the date hereof.

2.25.    No Solicitation. Neither the Company, nor any director, officer (other than the Purchaser) or other Person acting on behalf of the Company, has solicited any stockholder of the Company with respect to the voting agreements entered into by and among the Purchaser and certain stockholders of the Company.

2.26.    Indemnification Agreements. The Company does not have any agreement or obligation to provide any director, officer or employee of the Company indemnification for any reason, other than those obligations contained in the Company's By-laws or as expressly required by law.

2.27.    Corporate Documents; Directors. The copies of the Certificate of Incorporation, By-laws, and directors' and officers' insurance policy of the Company provided to the Purchaser are true, complete and correct copies of such documents, including all amendments, supplements and riders thereto, as in effect on the date hereof. The current directors of the Company are Henry P. Semmelhack, Joseph A. Alutto, Franklyn S. Barry, Jr., Richard P. Beyer, Warren E. Emblidge, Jr., Richard P. McPherson and James D. Morgan.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser makes the following representations and warranties to the Company as of the date of this Agreement:

3.01.    Authorization. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.02.    Investment Representations. It is the Purchaser's present intention to acquire the Purchased Shares and the shares of Common Stock issuable upon conversion of the Purchased Preferred Stock (the "Conversion Shares") for his own account and such shares are being and will be acquired by him for the purpose of investment and not with a view to distribution or resale thereof except pursuant to registration under the Securities Act or an exemption therefrom. The Purchaser understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 or Rule 144A as promulgated by the SEC under the Securities Act, all certificates evidencing any of the Purchased Shares or the Conversion Shares, will bear a legend, prominently stamped or printed thereon, reading substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION THEREUNDER.

3.03.    Access to Information. The Purchaser during the course of this transaction, and prior to the purchase of any Purchased Shares, has had the opportunity to ask questions of and receive answers from management of the Company concerning the terms and conditions of the offering of the Purchased Shares and the additional information, documents, records and books relative to the business, assets, financial condition, results of operations and liabilities (contingent or otherwise) of the Company.

3.04.    Sophistication and Knowledge. The Purchaser has sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of the purchase of the Purchased Shares and the Purchaser can bear the economic risks of investment in the Purchased Shares and can afford a complete loss of his investment.

3.05.    Transfer Restrictions Imposed by Securities Laws. The Purchaser understands that the Purchased Shares and the Conversion Shares have not been registered under the Securities Act and applicable state securities laws, and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. The Purchaser will not resell or otherwise dispose of all or any part of the Purchased Shares and the Conversion Shares, except as permitted by law, including, without limitation, any regulations under the Securities Act and applicable state securities laws. The Purchaser understands that the Company does not have any present intention and is under no obligation to register the Purchased Shares or the Conversion Shares under the Securities Act and applicable state securities laws, and the Purchaser understands that Rule 144 or Rule 144A promulgated under the Securities Act may not be available as a basis for exemption from registration of the Purchased Shares and the Conversion Shares thereunder.

3.06.    Accredited Investor Status. The Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

3.07.    Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser or his agents.

3.08.    Reallocation of Final Installment Payment. Prior to the date of this Agreement, the Advantage Shareholders have entered into a written agreement, pursuant to which they have reallocated the amounts of the Final Installment Payment to be received by each of them, and pursuant to such agreement, the Purchaser, Jared M. Bowers and Allen J. Shelton are to receive, in the aggregate, $950,000 of the Final Installment Payment.

3.09.    Assignment of Rights to Final Purchaser Installment Payment. Jared M. Bowers and Allen J. Shelton have assigned their rights in and to the Final Purchaser Installment Payment to the Purchaser and such assignments are valid and enforceable.

3.10.    Agreement for the Payment of the Final Petrie Installment Payment. The Purchaser has delivered to the Company an executed copy of the written agreement between the Petries and the Company, pursuant to which the Company and the Petries have agreed to (a) restructure the payment of the Final Petrie Installment Payment and (b) waive the acceleration of the Final Petrie Installment Payment under the Advantage Agreement which would otherwise occur upon the Closing.

ARTICLE IV.

COVENANTS OF THE COMPANY AND THE PURCHASER

4.01.    Pre-Closing Covenants.

(a)    Nonsolicitation.

(i)    Prior to the earlier of the Closing or the termination of this Agreement pursuant to Section 7.01, the Company may not, nor will it permit its directors, officers, employees, or representatives to, directly or indirectly, (A) solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined below) or (B) participate in any discussions or negotiations regarding or furnish to any person any information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that if the Company receives a proposal or offer that was not solicited and did not otherwise result from a breach of this Section 4.01(a) and that the Board believes in good faith could result in a third party making a Superior Proposal (as defined below), subject to compliance with Section 4.01(a)(ii), the Company may (x) furnish information with respect to the Company to the person or entity making such a proposal or offer pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person or entity regarding such proposal or offer.

(ii)    The Company will promptly advise the Purchaser of any Company Takeover Proposal or inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person or entity making any such Company Takeover Proposal or inquiry and the material terms thereof. The Company will keep the Purchaser fully informed of the status of any such Company Takeover Proposal or inquiry and provide the Purchaser promptly with copies of all written material provided to the Company from any third party in connection with any Company Takeover Proposal.

(iii)    For purposes of this Section 4.01(a), a "Company Takeover Proposal" means any proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or any Company subsidiary, any proposal or offer for the issuance by the Company or any Company subsidiary of its equity securities or any proposal or offer to acquire in any manner, directly or indirectly, any interest in any voting securities of, or a substantial portion of the assets of, the Company or any Company subsidiary, other than the transactions contemplated by this Agreement.

(iv)    For purposes of this Section 4.01(a), a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's capital stock then outstanding or all or substantially all of the Company's assets and otherwise on terms which the Board determines in its good faith judgment (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal and (B) presents, in its entirety, more favorable terms, financial and otherwise, taken as a whole, to the Company and its shareholders, than the terms of the proposal made by this Agreement.

(v)    The Parties acknowledge and agree that the Company will not be considered to have breached this Section 4.01(a) as a result of any action taken by the Purchaser.

(vi)    Unless the Board or special committee determines in good faith after consultation with counsel that the failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, neither the Board nor any committee thereof may (A) withdraw or modify, or publicly propose to withdraw or modify, in any manner adverse to the Purchaser, its approval of the transactions contemplated by this Agreement, (B) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement or (C) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal that is not a Superior Proposal. Notwithstanding the foregoing, if the Company has received a Superior Proposal, the Company may accept such proposal and terminate this Agreement in the manner provided in and subject to compliance with Section 7.01.

(b)    Review of Fairness Opinion. The Purchaser acknowledges that prior to the execution of this Agreement, he has had an opportunity to review the Fairness Opinion delivered to the Company upon the execution of this Agreement.

(c)    Board Restructuring. The following actions will be taken with respect to the Board, each to be made effective as of the Closing in the following order: (i) Joseph A. Alutto, Franklyn S. Barry, Jr., Warren E. Emblidge, Jr., Richard P. Beyer and Richard E. McPherson will resign as directors of the Company, (ii) the Board will vote to fix the number of directors constituting the Board at five pursuant to Article II, Section 2 of the Company's Bylaws and (iii) the Board will appoint the Purchaser, Albert B. Petrie and Debra D. Bowers, or such other persons whose names are provided by the Purchaser to the Board prior to Closing, to fill the then-existing three vacancies.

(d)    SEC Matters. With respect to the Form 15 filed by the Company with the SEC on October 1, 2003, as amended on October 7, 2003, the Company will take such further action as may be required or appropriate to effect the termination of the registration of the Common Stock under Section 12 of the Exchange Act, and to continue the suspension of the Company's duty to file reports under Sections 13(a) and 15(d) of the Exchange Act. Notwithstanding the foregoing, the Company will file a Form 8-K with the SEC within two business days following the execution of this Agreement attaching as exhibits thereto a copy of this Agreement and the press release announcing the signing of this Agreement.

(e)    Further Actions. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) cause the conditions in Article V and Article VI to be satisfied, (ii) obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the Company as are required in connection with the consummation of the transactions contemplated hereby, (iii) effect all necessary registrations and filings, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Entities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (v) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

(f)    Access and Investigation. Between the date of this Agreement and the Closing Date, the Company will (i) afford to the Purchaser and his legal counsel and other representatives full and free access to the Company's personnel, properties, contracts, books and records and other documents and data, (ii) furnish the Purchaser and his legal counsel and other representatives with copies of all such contracts, books and records and other existing documents and data as the Purchaser may reasonably request and (iii) furnish the Purchaser and his legal counsel and other representatives with such additional financial, operating and other data and information as the Purchaser may reasonably request.

(g)    Public Announcement of Agreement. Promptly after the execution of this Agreement, the Company will issue a press release or other public announcement regarding the transactions contemplated by this Agreement, provided that prior to issuance, such release or announcement will have been approved by the Purchaser, which approval will not be unreasonably withheld. Such release will contain substantially all of the information required under Exchange Act Rule 14f-1 with respect to the new directors proposed to be appointed at Closing pursuant to Section 4.01(c). No Party may issue any other press release or make any other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby prior to the Closing without the prior written approval of the other Party (which approval will not be unreasonably withheld), except to the extent that such disclosure is required by applicable law, rule or regulation.

(h)    Notice of Developments. The Company will promptly notify the Purchaser of any material fact, event, circumstance or action (i) which, if known on the date of this Agreement, would have been required to be disclosed to the Purchaser pursuant to this Agreement or (ii) the existence or occurrence of which would cause any of the Company's representations or warranties under this Agreement not to be true and correct.

(i)    Conduct of the Business.

(i)    Prior to the Closing, the Company will:

(A)    conduct its business in substantially the same manner as presently being conducted, and not enter into any transaction or Contract other than in the Ordinary Course of Business or make any change in its methods of management, marketing, accounting or operations without the prior written consent of Purchaser;

(B)    consult with the Purchaser prior to undertaking any new business opportunity not in the Ordinary Course of Business and not undertake any such new business opportunity that is not in the Ordinary Course of Business without the prior written consent of the Purchaser;

(C)    terminate the employment of any employee of the Company without cause without the prior written consent of the Purchaser;

(D)    confer on a regular and frequent basis with the Purchaser to report material operational matters and the general status of ongoing operations;

(E)    not make or commit to make any capital expenditure in an amount greater than $25,000 without the Purchaser's prior written consent;

(F)    not issue any shares of Common Stock, shares of Preferred Stock, options or warrants to acquire shares of Common Stock or Preferred Stock, or other securities or instruments convertible into, or exchangeable or redeemable for, shares of Common Stock or Preferred Stock, or enter into any Contract providing for, directly or indirectly, the issuance, sale or transfer of Common Stock, Preferred Stock, or any securities or instruments convertible into, or exchangeable or redeemable for, shares of Common Stock or Preferred Stock, without the prior written consent of the Purchaser;

(G)    not modify, supplement or otherwise amend the terms and conditions of any of the options or warrants to acquire shares of Common Stock outstanding as of the date hereof;

(H)    not take, or cause to be taken, any action to amend, modify, or repeal the Certificate of Incorporation or By-laws of the Company;

(I)    promptly notify the Purchaser of any change in the normal course of the Company's business, and of any litigation or any complaints, investigations or hearings by any Governmental Entity, and keep the Purchaser fully informed of the events and permit the Purchaser prompt access to all materials prepared in connection therewith; and

(J)    not take any affirmative action or fail to take any reasonable action within its control, without the prior written consent of the Purchaser, (A) which would cause the representations and warranties contained in Article 2 to be untrue or incorrect at any time through and including the Closing or (B) as a result of which any of the changes or events listed in Section 2.20 is likely to occur.

(ii)    At all times prior to Closing, the Company will use its best efforts to (A) preserve its business organization, (B) preserve its present relationships with customers, suppliers and others having business relationships with the Company and (C) take all steps reasonably necessary to maintain the intangible assets of the Company.

(iii)    The Company will not make any dividends or other distributions of cash or other property to its stockholders without the prior written consent of the Purchaser.

4.02.    Post-Closing Covenants. From and after the Closing Date, the Company will, and the Purchaser will use his reasonable best efforts to cause the Company to, take the following actions:

(a)    Board Meetings; Indemnity; D&O Insurance.

(i)    The Board will meet at least quarterly to, among other things, review the business and financial results of the Company. Additionally, the Purchaser agrees to vote the Purchased Common Stock and Purchased Preferred Stock and, upon conversion of the Purchased Preferred Stock, the Conversion Shares, for so long as he shall hold such shares, in favor of the reelection of Messrs. Semmelhack and Morgan to the Board at each annual meeting of stockholders if as of such annual meeting date Messrs. Semmelhack, Morgan and McPherson beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) in the aggregate 10% or more of the Common Stock; provided, however, that the preceding provision shall not prevent or prohibit the (i) resignation of Messrs. Semmelhack or Morgan, or (ii) removal of Messrs. Semmelhack or Morgan for "cause" or disability. For purposes of this Section 4.02(a)(i), "cause" shall mean (A) a fraudulent or dishonest act or omission which is injurious to the financial condition or business of the Company, (B) the conviction of a felony involving moral turpitude, (C) the failure to attend any meeting of the Board for a reason other than for good cause shown or (D) serving as an officer, director or employee of, or owning an equity interest (other than an equity interest of less than 1% in a publicly traded company) in, a business that competes with the Company.

(ii)    The Company will cause all rights to indemnification by the Company now existing in favor of each present and former director or officer of the Company (hereinafter referred to in this Section 4.02(a) as the "Indemnified Parties") as provided in the Company's certificate of incorporation or by-laws to survive the Closing and to continue in full force and effect for a period of at least three (3) years following the Closing Date.

(iii)    Subject to the terms set forth herein, the Company will indemnify and hold harmless, to the fullest extent permitted under applicable law (and will also advance expenses as incurred by an Indemnified Party to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission occurring on or prior to the Closing Date in their capacity as director or officer (including, without limitation, any claims, actions, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) for a period of three (3) years after the Closing Date, provided that, in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

(iv)    Any Indemnified Party wishing to claim indemnification under this Section 4.02(a), upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify the Company thereof, but the failure to so notify will not relieve the Company of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section 4.02(a) unless and to the extent that such failure materially prejudices the Company; it being understood that it will be deemed to materially prejudice the Company if, as a result of such failure to notify, the Company is not given an opportunity to assume the defense of such claim, action, suit, proceeding or investigation within a reasonably prompt time after such claim, action, suit, proceeding or investigation is asserted or initiated. In the event of any such claim, action, suit, proceeding or investigation, (A) the Company will have the right to assume the defense thereof and will not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense hereof, except that if the Company elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Company and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Company will pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that in no event will the Company be required to pay fees and expenses, including disbursements and other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (1) counsel for the Indemnified Party advises that there are issues which raise conflicts of interest that require more than one firm of attorneys or (2) local counsel of record is needed in any jurisdiction in which any such action is pending, (B) the Company and the Indemnified Party will cooperate in the defense of any such matter and (C) the Company will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld); and provided, further, that the Company will not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination is final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(v)    For a period of not less than three (3) years after the Closing Date, the Company will maintain, for an annual premium not in excess of $70,000, officers' and directors' liability insurance covering the Indemnified Parties who are presently covered by the Company's current officers' and directors' liability insurance policy, with respect to acts or omissions occurring at or prior to the Closing Date, on terms no less favorable in any material respect than those in effect on the date of this Agreement or at the Closing Date, or if such insurance coverage is not available for an annual premium not in excess of $70,000 to obtain the amount and type of coverage that is available for an annual premium not in excess of $70,000. The Company will provide evidence of the existence of such insurance to such Indemnified Parties upon their reasonable request.

(vi)    The covenants contained in this Section 4.02 will survive the Closing Date until fully discharged and are intended to benefit each of the Indemnified Parties.

(b)    Financial Statements. The Company will (i) prepare annual financial statements in accordance with U.S. generally accepted accounting principles, (ii) have such financial statements reviewed by independent accountants selected by the Board and (iii) make such financial statements available to the Company's stockholders within 120 days of the Company's fiscal year-end via such procedures and medium or mediums as are deemed appropriate by the Board, which may consist of electronic "e-mail" transmission and/or posting of such financial statements on a password-protected area of the Company's Internet website.

(c)    Best Efforts Regarding Deregistration and Convertibility. The Company hereby acknowledges that significant considerations in the Purchaser's decision to enter into this Agreement and receive the Purchased Shares in full satisfaction of the Final Purchaser Installment Payment are (i) the termination of the registration of the Common Stock under Section 12 of the Exchange Act and the suspension of the Company's duty to file reports under Sections 13(a) and 15(d) of the Exchange Act (the "Deregistration Process") and (ii) the ability of the Purchaser to readily convert the Purchased Preferred Stock into Common Stock at such time subsequent to the Closing that the Purchaser deems such conversion to be appropriate (the "Preferred Stock Conversion"). The Company hereby agrees to use its best efforts, from and after the Closing Date, to take or cause to be taken such actions, and to execute or cause to be executed such documents, as are necessary and appropriate to facilitate the Deregistration Process and the Preferred Stock Conversion, including, but not limited to, making such filings and taking such other steps as may be required by the SEC with respect to the Deregistration Process and approving and presenting for a vote of the Company's stockholders amendments to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock and decrease or eliminate the par value of the Common Stock; provided, however, that the Company will not be deemed in breach of this provision if the Purchaser takes or causes to be taken action to prevent, impede or otherwise impair, or fails to take or causes the failure to take action which if taken would facilitate, the Deregistration Process and/or the approval and presentment for a vote of the Company's stockholders of amendments to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock and decrease the par value of the Common Stock.

ARTICLE V.

CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

            The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may, in the Purchaser's absolute and sole discretion, be waived in whole or in part):

5.01.    Representations and Warranties. Each of the representations and warranties of the Company made in this Agreement will be true and correct on and as of the Closing Date, except that any such representation or warranty made as of a specified date will have been true on and as of such date.

5.02.    Agreements and Covenants. The Company will have performed or complied with all of its agreements and covenants contained in this Agreement to be performed or complied with by the Company at or prior to the Closing.

5.03.    Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchased Shares will have been duly obtained as of the Closing.

5.04.    No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages in connection therewith will have been instituted or threatened by any Person.

5.05.    Certificate of Designations. The Board's approval of the Certificate of Designations will not have been withdrawn, and such certificate will have been filed with the Secretary of State of the State of Delaware.

5.06.    Additional Documentation. The Purchaser will have received, prior to or at the Closing, (a) certificates evidencing the Purchased Shares, (b) a certificate of an officer of the Company other than the Purchaser, dated the date of the Closing, stating that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that all agreements and covenants in this Agreement required to be performed or complied with by the Company prior to or at the Closing have been performed or complied with, (c) a certificate of the Secretary or an Assistant Secretary of the Company certifying the current Certificate of Incorporation and By-laws of the Company, and the resolutions adopted by the Board and the special committee of the Board with respect to this Agreement and the transactions contemplated by this Agreement, with copies of each attached as exhibits to such certificate, (d) a "good standing" certificate from the Delaware Secretary of State dated within three business days of the Closing Date, and (e) a listing of the record holders of the Common Stock from American Stock Transfer & Trust Company dated within five business days of the Closing Date.

5.07.    Form 15 Filing. The SEC will not have denied or rejected, or otherwise deferred or delayed the effectiveness of, the Form 15 filed by the Company with the SEC on October 1, 2003, as amended on October 7, 2003.

5.08.    Annual Meeting. No stockholder or director of the Company will have applied to the Delaware Court of Chancery or other Governmental Entity for an order requiring the Company to hold an annual meeting of stockholders.

5.09.    Board and Committee Approvals. None of the Board's or the special committee's approvals of this Agreement and the transactions contemplated by this Agreement will have been withdrawn, modified or otherwise amended.

5.10.    Fairness Opinion. The Fairness Opinion will not have been withdrawn, modified or otherwise amended.

5.11.    Cancellation of Options and Warrants. The Purchaser will have received, prior to or at the Closing, copies of executed agreements providing for the cancellation, effective upon the Closing, of the options and warrants to acquire shares of Common Stock set forth on Exhibit C.

5.12.    Ancillary Agreements. No Person will have contested or otherwise challenged the enforceability, legality or validity of the voting agreements by and between the Purchaser and certain stockholders of the Company or the agreements referenced in Section 6.06 and 6.07, and such agreements will be in full force and effect.

ARTICLE VI.

CONDITIONS TO THE COMPANY'S OBLIGATIONS TO CLOSE

            The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may, in the Company's absolute and sole discretion, be waived in whole or in part):

6.01.    Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement will be true and correct on and as of the Closing Date, except that any such representation or warranty made as of a specified date will have been true on and as of such date.

6.02.    Agreements and Covenants. The Purchaser will have performed or complied with all of his agreements and covenants contained in this Agreement to be performed or complied with by him at or prior to the Closing.

6.03.    Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchased Shares will have been duly obtained as of the Closing.

6.04.    No Proceeding. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages in connection therewith shall have been instituted or threatened by any Person.

6.05.    Fairness Opinion. The Fairness Opinion will not have been withdrawn, modified or otherwise amended.

6.06.    Receivables Financing Agreement. JSB Interests will have entered into a receivables financing agreement with the Company to be effective upon the Closing and JSB Interests will not have contested or otherwise challenged the enforceability, legality or validity of such agreement, and such agreement will be in full force and effect.

6.07.    Reallocation and Assignment. The Purchaser will have delivered to the Company fully-executed copies of (a) the agreement by and among the Advantage Shareholders referenced in Section 3.08 reallocating the amounts of the Final Installment Payment to be received by each of them and (b) the assignment referred to in Section 3.09 of the rights of Jared Bowers and Allen Shelton in and to the Final Purchaser Installment Payment to the Purchaser.

ARTICLE VII.

MISCELLANEOUS

7.01.    Termination. This Agreement may be terminated (a) by written agreement of the Parties, (b) by the Company by written notice to the Purchaser and the payment of a $100,000 termination fee if the Company has accepted a Superior Proposal, (c) by the Purchaser by written notice to the Company if the Closing does not occur within fourteen (14) business days after the date of this Agreement, (d) by the Purchaser by written notice to the Company if there is a breach prior to the Closing Date of any of the representations or warranties or covenants made by the Company in this Agreement and such breach is not cured within five (5) business days after the Company's receipt of written notice from the Purchaser of such breach or by the Closing Date, whichever is earlier, or (e) by the Company by written notice to the Purchaser if there is a breach prior to the Closing Date of any of the representations or warranties made by the Purchaser in this Agreement and such breach is not cured within five (5) business days after the Purchaser's receipt of written notice from the Company of such breach or by the Closing Date, whichever is earlier.

7.02.    Survival. All of the representations, warranties, covenants, agreements and certifications made in this Agreement will survive the execution and delivery of this Agreement and the Closing and will continue in effect.

7.03.    Entire Agreement; Amendments and Waivers. This Agreement, together with its exhibits, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement, superseding all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided in such writing.

7.04.    Addresses for Notices. All notices, requests, demands and other communications provided for under this Agreement will be in writing (including facsimile communication) and mailed, faxed or delivered to the Parties at their respective address indicated in the preamble to this Agreement, or at such other address as to which such Party may inform the other Party in writing in compliance with the terms of this Section 7.04. All such notices, requests, demands and other communications will be considered to be effective when delivered. A copy of such notices, requests, demands or other communication must (a) if given to the Purchaser, also be provided to Jones Walker, 201 St. Charles Avenue, New Orleans, Louisiana 70170, attention: Dionne M. Rousseau, Esq. (facsimile: (504) 582-8012) or (b) if given to the Company, also be provided to Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203, attention: John J. Zak, Esq. (facsimile (716) 849-0349).

7.05.    Legal Fees and Expenses. The Company will pay its own legal fees and expenses and other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement. With respect to the Purchaser's legal fees and expenses incurred in connection with the transactions contemplated by this Agreement, the first $30,000 of such fees and expenses will be paid by the Purchaser, the next $30,000 of such fees and expenses will be paid by the Company and such fees and expenses over $60,000 will be split equally between the Parties; provided, however, that the Company will pay all of the legal fees and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement if this Agreement is terminated for any reason other than for a breach of this Agreement by the Purchaser. The Purchaser will pay all of his own out-of-pocket expenses other than legal fees and expenses incurred in connection with the transactions contemplated by this Agreement.

7.06.    Successors and Assigns; Third Party Rights. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that neither Party may assign such Party's interest in this Agreement until such Party's assignee agrees in writing to be bound by the terms and conditions of this Agreement. Nothing herein is intended to, nor will it, create any rights in any person or entity other than the Parties and their respective successors and assigns; provided, however, that the Parties acknowledge and agree that the Indemnified Parties are third-party beneficiaries pursuant to the terms of Section 4.02(a).

7.07.    Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, and without giving effect to choice of laws provisions.

7.08.    Public Announcements. In addition to the press release contemplated by Section 4.01(g), the Company will also issue a press release or other public announcement relating to the consummation of the transactions contemplated by this Agreement promptly after the Closing, provided that prior to issuance, such release or announcement will have been approved by the Purchaser, which approval will not be unreasonably withheld.

7.09.    Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

7.10.    Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile signature and the other Party will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by facsimile signature will immediately forward to the other Party an original signature page by overnight mail.

7.11.    Further Assurances. From and after the date of this Agreement, upon the request of a Party the other Party will execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

7.12.    Severability; Voidability.

(a)    If any one or more of the provisions contained in this Agreement or in the Certificate of Designations attached hereto as Exhibit B are, for any reason, held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or the Certificate of Designations (as the case may be), and each such other provision will remain in full force and effect, provided, however, that if it is clear from the other provisions of this Agreement, including the premises, that a Party would not have entered into this Agreement in the absence of such severed provision(s), then this Agreement will be voidable at the option of such Party by giving written notice to the other Party within 10 calendar days of such holding.

(b)    If the issuance of the Purchased Common Stock, Purchased Preferred Stock and/or Conversion Shares contemplated by this Agreement is, for any reason, held to be invalid, illegal or voidable in any respect, then this Agreement will be voidable at the option of the Purchaser by giving written notice to the Company within 10 calendar days of such holding.

7.13.    Transfer of Purchased Shares to Debra D. Bowers. The Parties hereby acknowledge and agree that Purchaser may, on or subsequent to the Closing Date, transfer all or part of the Purchased Preferred Stock, Purchased Common Stock and/or Conversion Shares to Debra D. Bowers or a trust, entity or other arrangement with respect to which Debra D. Bowers exercises voting power; provided, however, that such transfer shall not be valid unless such transferee agrees in writing to vote such shares in favor of the reelection of Messrs. Semmelhack and Morgan pursuant to the terms of Section 4.02(a)(i) hereof.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

BARRISTER GLOBAL SERVICES NETWORK, INC.
By:	/s/ Henry P. Semmelhack Henry P. Semmelhack, Chairman of the Board
/s/ John S. Bowers, III JOHN S. BOWERS, III

EXHIBIT A

FAIRNESS OPINION

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

BARRISTER GLOBAL SERVICES NETWORK, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

            I, Richard P. Beyer, being the Senior Vice President, Treasurer and Assistant Secretary of Barrister Global Services Network, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY THAT:

            Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, as amended, the Board on November 14, 2003, adopted the following resolution creating a series of 85,700 shares of Series A Convertible Preferred Stock, par value $1.00 per share, designated as "Series A Convertible Preferred Stock":

            RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), a series of preferred stock of the Corporation is hereby created, and that the designation and amount thereof, and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

1.    Designation and Number. The designation of the series of preferred stock fixed by this resolution will be "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series will be 85,700 shares.

2.    Rank. The Series A Preferred Stock will rank (i) on parity with all of the Corporation's common stock, par value $.24 per share (the "Common Stock"), (ii) senior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series A Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock ( "Junior Securities"), (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Preferred Stock ("Senior Securities"), in each case, as to payment of dividends or distributions, or as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (all such dividends and distributions being referred to collectively as "Distributions").

3.    Distributions. If any Distribution is made (including, without limitation, a dividend, a distribution in liquidation or dissolution or a distribution of rights, property or capital stock) to the holders of Common Stock, the Corporation will at the same time pay a Distribution with respect to each share of Series A Preferred Stock equal to the Distributions that would have been paid or made in respect of the shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for the determination of stockholders of Common Stock to be entitled to such Distribution; provided, however, that if such Distribution is payable in shares of Common Stock and the Corporation does not, as of the record date for such Distribution, have authorized and unissued shares of Common Stock under its Certificate of Incorporation sufficient to pay such Distribution with respect to each then-outstanding share of Series A Preferred Stock as provided above, then the applicable Conversion Rate (as defined in Section 6) then in effect on such record date will be adjusted in accordance with Section 6(f).

4.    Voting Rights. Each holder of the Series A Preferred Stock (each a "Holder" and collectively, the "Holders") will be entitled to vote on all matters as to which the holders of the Common Stock are entitled to vote and will be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such Holder's shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 6 below, as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or the date any written consent of stockholders is obtained. Except as otherwise required by law, the Holders and the holders of the Common Stock will vote together as a single class and not as separate classes. In all cases where the Holders have the right to vote separately as a class as provided by Delaware law, the Holders shall be entitled to one vote for each such share of Series A Preferred Stock held by them respectively.

5.    Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Corporation's assets will be distributed ratably to the holders of the Series A Preferred Stock, the holders of the Common Stock and the holders of any Parity Securities, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities. The Series A Preferred Stock's ratable share will be determined as if such Series A Preferred Stock represented 100 shares of Common Stock, subject to adjustment from time to time as provided in Section 6. The Corporation will mail written note of such liquidation, dissolution or winding-up, not less than 30 days prior to the payment date stated therein, to each Holder. Neither the consolidation or merger of the Corporation into or with any other corporation or any other person, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of Section 2 or 5.

6.    Conversion.

(a)    At the Option of the Holder; Best Efforts; Reservation. Each share of Series A Preferred Stock will be convertible, in whole or in part, at the option of the Holder thereof, into fully paid and non-assessable shares of Common Stock in accordance with the applicable Conversion Rate as set forth below; provided, however, that on the date of such proposed conversion the Corporation has available out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to effect such conversion. Following the date the shares of Series A Preferred Stock are authorized for issuance by the Corporation (the "Effective Date"), and at such time after the Effective Date that any Holder may request, the Corporation shall use its best efforts to take or cause to be taken such actions, and to execute or cause to be executed such documents, as are necessary to amend the Certificate of Incorporation to increase the authorized shares of Common Stock and decrease the par value of the Common Stock so as to permit the conversion of the then-outstanding shares of Series A Preferred Stock. Upon such an amendment to the Certificate of Incorporation, the Corporation shall reserve and keep available out of its then-authorized and unissued shares of Common Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

(b)    Conversion Rate. Each share of Series A Preferred Stock will be convertible into 100 shares of Common Stock (the "Conversion Rate"). The Conversion Rate will be subject to adjustment from time to time as provided in Sections 3 and 6(d). In addition, in the event the Corporation subsequently determines that the Purchased Shares (as defined in that certain Stock Purchase Agreement, dated as of November 24, 2003, by and between John S. Bowers, III and the Corporation (the "Agreement")), did not, as of the Closing (as defined in the Agreement), represent 50.5% of the then-outstanding voting power of, and economic interest in, the Corporation on a fully diluted basis, then the Conversion Rate shall be (i) retroactively adjusted to provide that the Purchased Shares have represented 50.5% of the outstanding voting power of, and economic interest in, the Corporation on a fully diluted basis as of the Closing, and (ii) further adjusted to reflect any adjustments to the Conversion Rate required subsequent to the Closing pursuant to Sections 3 or 6(d).

(c)    Mechanics of Conversion. Each Holder who desires to convert shares of Series A Preferred Stock into shares of Common Stock must surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and must give written notice to the Corporation at such office that such Holder elects to convert the same and will state therein the number of shares of Series A Preferred Stock being converted. The Corporation will thereupon promptly issue and deliver at such office to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled. Such conversion will be deemed to have been made on the date of surrender of the certificate representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock on such date.

(d)    Adjustment for Subdivisions and Combinations. If the Corporation at any time or from time to time after the Effective Date effects a subdivision or combination of the shares of Common Stock (whether effected as a stock split, reverse stock split, reclassification or otherwise), then and in each such event, the applicable Conversion Rate then in effect immediately prior to such event will be adjusted in accordance with Section 6(f).

(e)    Adjustment for Mergers, Consolidations, Etc. In case of any reclassification, reorganization or other change of outstanding shares of Common Stock, any consolidation or merger of the Corporation with or into another entity, or any statutory share exchange or other business combination, each Holder shall be entitled to receive, upon conversion of a share of Series A Preferred Stock, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, consolidation, business combination or other change by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such reclassification, reorganization, merger, consolidation, business combination or other change. This Section 6(e) shall similarly apply to successive reclassifications, reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations or mergers.

(f)    Calculation of Adjustment to Conversion Rate. In the case of any adjustment to the Conversion Rate required pursuant to Section 3 or Section 6(d) above, such adjustment will be calculated as follows. The applicable Conversion Rate in effect immediately prior to the event requiring such adjustment will be multiplied by a fraction (i) the denominator of which will be the number of shares of Common Stock outstanding immediately prior to the event and (ii) the numerator of which is the number of shares of Common Stock outstanding immediately following such event. Any such adjustment will become effective as follows: (i) in the case of any adjustment under Section 6(d), on the effective date of any event described therein and (ii) in the case of any adjustment under Section 3, retroactively to the record date fixed for such Distribution.

(g)    Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Conversion Rate, the Corporation will promptly prepare a certificate signed by an officer of the Corporation showing such adjustment or readjustment, and will provide such certificate to each registered Holder. The certificate will set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement, if appropriate, of (i) the applicable Conversion Rate at the time immediately preceding and following such adjustment or readjustment, (ii) the number of shares of Common Stock issued in the transaction requiring the adjustment (if any) and (iii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(h)    Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation will pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock on the date of conversion. The fair market value will mean the market value of the Common Stock as determined in good faith by the Board (which determination will be reasonably satisfactory to the Holders).

(i)    No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(j)    Notices. All notices, information or other material furnished by the Company to the holders of Common Stock shall also be furnished simultaneously to all holders of Series A Preferred Stock. Any notice required by the provisions of this Section 6 to be given to the Holders will be deemed given upon the earlier of actual receipt or 72 hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each Holder of record at the address of such Holder appearing on the books of the Corporation.

(k)    Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

7.    Redemption. The Series A Preferred Stock shall not be redeemable by the Corporation.

8.    Reacquired Shares. Any shares of Series A Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but issued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under Delaware law.

9.    Preemptive Rights; Rights Offering. The Series A Preferred Stock shall be entitled to the same preemptive rights, if any, to which the Common Stock shall from time to time be entitled. In the event the Corporation makes a rights offering or similar offering to the holders of the Common Stock, then the Holders shall be entitled to participate in such offering on the same basis as if their Series A Preferred Stock had been converted into shares of Common Stock on the date of such offering.

10.    Intent; Interpretation. It is the Corporation's intent in creating the Series A Preferred Stock that each share of the Series A Preferred Stock have voting, economic and other rights equal to 100 shares of Common Stock (as adjusted pursuant to Section 6) as if such share had been converted into shares of Common Stock, regardless of whether the Corporation has at any time shares of authorized but unissued Common Stock under its Certificate of Incorporation sufficient to permit such conversion, and this Certificate shall be interpreted consistent with this intent.

11.    Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

12.    Amendment and Waiver. The Corporation may not amend this Certificate or waive compliance with any of the provisions hereof without, in either instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

13.    Replacement. Upon receipt of evidence satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

14.    Successors and Transferees. The provisions applicable to shares of Series A Preferred Stock shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any Holder.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Richard P. Beyer, its Senior Vice President, Treasurer and Assistant Secretary on November ___, 2003.

BARRISTER GLOBAL SERVICES NETWORK, INC.
By:	Richard P. Beyer, Senior Vice President, Treasurer and Assistant Secretary

EXHIBIT C

PERSONS WHO ARE A PARTY TO WARRANT/OPTION

CANCELLATION AGREEMENTS

NAME	DATE	# OF SHARES
Warrants
Henry P. Semmelhack	08/31/95	180,000
Tricia T. Semmelhack	08/31/95	22,500
Peter B. Semmelhack	08/31/95	11,250
Richard E. McPherson	08/31/95	90,000
James D. Morgan	08/31/95	90,000
Richard P. Beyer	08/31/95	11,250
Falcon Aire	08/31/95	22,500
Eugene G. Wach	08/31/95	22,500
Options
Joseph A. Alutto	12/05/00	10,000
Joseph A. Alutto	04/01/01	1,000
Joseph A. Alutto	04/01/02	1,000
Joseph A. Alutto	04/25/03	1,000
Franklyn S. Barry, Jr.	04/01/01	11,000
Franklyn S. Barry, Jr.	04/01/02	1,000
Franklyn S. Barry, Jr.	04/25/03	1,000
Richard P. Beyer	05/03/94	10,000
Richard P. Beyer	03/28/95	21,000
Richard P. Beyer	04/01/97	12,000
Richard P. Beyer	12/24/97	30,000
Richard P. Beyer	04/01/02	10,000
Debra D. Bowers	07/15/02	10,000
Jared M. Bowers	07/15/02	10,000
John S. Bowers, III	07/15/02	20,000
Warren E. Emblidge, Jr.	04/01/01	11,000
Warren E. Emblidge, Jr.	04/01/02	1,000
Warren E. Emblidge, Jr.	04/25/03	1,000
Richard E. McPherson	04/01/01	11,000
Richard E. McPherson	04/01/02	1,000
Richard E. McPherson	04/25/03	1,000
James D. Morgan	04/01/01	11,000
James D. Morgan	04/01/02	1,000
James D. Morgan	04/25/03	1,000
Jonathan M. Roberts	07/15/02	10,000
Henry P. Semmelhack	04/01/02	10,000
Henry P. Semmelhack	04/25/03	1,000
Allen J. Shelton	07/15/02	10,000